FIFTH AMENDMENT TO

DISTRIBUTION AGREEMENT

This fifth amendment (“Amendment”) to the distribution agreement dated as of November 21, 2022, as amended (the “Agreement”) by and between The RBB Fund Trust and Quasar Distributors, LLC (together, the “Parties”) is effective as of August 31, 2025.

WHEREAS, the Parties desire to amend the Agreement to update Exhibit A.

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

THE RBB FUND TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ James G. Shaw	By:	/s/ Teresa Cowan
James G. Shaw, CFO		Teresa Cowan, President

EXHIBIT A

Fund Names

As of August 31, 2025

Series of The RBB Fund Trust

P/E Global Enhanced International Fund

Torray Equity Income Fund (f/k/a The Torray Fund)

Penn Capital Short Duration High Income Fund

Penn Capital Special Situations Small Cap Equity Fund